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February 19, 1997



IDS Life Insurance Company
IDS Tower 10
Minneapolis, MN 55440-0010

Gentlemen:

Reference is made to the Registration Statements of IDS Life Accounts F, IZ, JZ, G, H, N, KZ, LZ, and MZ on Form N-4 (File Nos. 2-73114/33-52518/33-4173 and 33-47302) under the Securities Act of
1933 registering an indefinite amount of securities pursuant to Rule 24f-2 adopted under the Investment Company Act of 1940. IDS Life Accounts F, G, H and N became effective October 11, 1981 and April 30, 1986, respectively. IDS Life Accounts IZ and JZ became effective on Jan. 13, 1992. IDS Life Acounts KZ, LZ, and MZ became effective on April 30, 1996.

In connection with the Rule 24f-2 Notice for the fiscal year ended December 31, 1996, I have made such examination of matter of fact and law as I have deemed appropriate, and am of the opinion that:

1) During the entire period covered by the Rule 24f-2 Notice, IDS Life Account F, IDS Life Account IZ, IDS Life Account JZ, IDS Life Account G, IDS Life Account H, IDS Life Account N, IDS Life Account KZ, IDS Life Account LZ, and IDS Life Account MZ, were each validly created and existing separate accounts of IDS Life Insurance Company duly authorized, as a unit investment trust, to issue and sell the securities registered, and

2) The securities issued, being variable annuity contracts, were legally issued and non-assessable and require no further payment by the purchaser.

I hereby consent that the foregoing opinion may be used in connection with the Rule 24f-2 Notice.

Sincerely,



Mary Ellyn Minenko
Attorney at Law
(612) 671-3678

MEM/KW/KB/lal
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